Prospect Energy Corporation Announces Financial Results for Fiscal Year Ended June 30, 2005, Dividend of $0.20 Per Share for First Quarter and Additional Investment into Stryker Energy II, LLC

NEW YORK, NY -- 09/15/2005 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect Energy," "the Company" or "we") today announced financial results for its fourth fiscal quarter and first fiscal year ended June 30, 2005. We commenced operations on July 30, 2004 after closing our initial public offering of 7,000,000 shares of common stock at $15.00 per share (with a subsequent greenshoe sale of 55,000 shares). After deducting underwriting discounts, commissions and offering expenses, we received net proceeds of approximately $97 million for an opening balance of $13.74 net asset value per share. At June 30, 2005, our net asset value per share was $13.75. The purpose of the initial public offering was to provide capital to invest primarily in mezzanine loans, senior secured loans and equity investments in U.S. middle-market energy-related companies.

Our board of directors has declared a first fiscal quarter (for the fiscal year ended June 30, 2006) dividend of $0.20 per share, payable on September 29, 2005, to shareholders of record as of September 22, 2005. The ex-dividend date is September 20, 2005. This dividend marks an increase of $0.05 or 33% from the prior quarter's dividend of $0.15 per share, and the fourth consecutive quarterly increase. Our annualized dividend yield is now approximately 5.8% based on our June 30 net asset value and approximately 6.8% based on the September 15 market closing price per share of $11.81.

We estimate that the current first fiscal quarter results will include approximately $0.15 per share of non-recurring expense (see Supplemental Financial Information below). Without such expense, which we believe will decline significantly beginning in the second fiscal quarter of 2006, we estimate that Net Investment Income would have been approximately $0.35 per share in the present quarter and we would have been able to pay a larger dividend (and which would have increased the annualized dividend yield based on our September 15, 2005 closing price by as much as 5.0%). We are approximately 65% invested, in long-term investments, and will continue to target additional long-term investments that we expect will permit us to continue increasing our dividend. Our policy has been to pay our dividend solely from net investment income in each quarter, with the goal of building and maintaining a long-term track record of steadily increasing dividends from earnings, rather than paying dividends out of capital.

OPERATING RESULTS

Our operating results are being presented in a slightly different manner than in the past. Within the Highlights section of this release, additional disclosures have been included to better assist in the analysis of both recurring and non-recurring charges. Non-recurring charges include legal fees associated with previously reported events including the internal investigation and certain legal proceedings. In addition, certain organizational and other first-year expenses are viewed to be non-recurring. Based on these additional disclosures, we project future annual recurring operating expenses to be approximately $3.4 million. Further, we believe that during the second fiscal quarter of this year, we will see a significant decrease in these non-recurring expenses.

HIGHLIGHTS

Equity values:

  Stockholders' equity as of June 30, 2005:  $97.0 million
  Net asset value ("NAV") per share:  $13.75
  September 15 market closing price per share: $11.81
  June 30 net asset value premium over September 15 market closing price per share: 16.4%
Fourth Fiscal Quarter Operating Results:
  Net investment income: $1.173 million
  Net investment income per share: $0.16
  Net investment income excluding non-recurring items*: $2.129 million
  Approximate annualized dividend yield based on NAV excluding non-
   recurring items: 9%
  Net investment income per share excluding non-recurring* items: $0.30
  Net realized gains: $0
  Net unrealized appreciation: $0
  Dividends to shareholders per share: $0.15
Fiscal Year Operating Results:
  Net investment income: $2.411 million
  Net investment income per share: $0.34
  Net investment income excluding non-recurring items*: $4.494 million
  Net investment income per share excluding non-recurring* items: $0.64
  Net realized loss: $0.002 million
  Net unrealized appreciation: $0.414 million
  Dividends to shareholders per share: $0.375
Fourth Fiscal Quarter Portfolio Activity:
  Number of new long-term portfolio companies during period: 3
  Cost of investments during period: $17.627 million
Fiscal Year Portfolio Activity:
  Number of new long-term portfolio companies during period: 6
  Cost of investments during period: $48.688 million
  Number of portfolio companies at end of period: 6
* See Supplemental Financial Information

PORTFOLIO AND INVESTMENT ACTIVITY

We completed our first fiscal year and fourth quarter, which was our third full quarter since completion of our initial public offering on June 30, 2005, with our portfolio invested approximately $48.7 million in six long-term investments, and the remainder in cash and short-term instruments.

As of June 30, 2005 our portfolio generated a current cash yield of 21.3% across all our long-term debt and equity investments. This cash yield includes interest from all of our long-term investments as well as dividends from Gas Solutions II Limited ("Gas Solutions") and Unity Virginia Holdings. We expect this number to decline over time as we become fully invested. Monetization of, or dividends from, other equity positions that we hold is not included in this yield estimate. In each of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute significantly to our investment returns. Many of these equity positions include features such as contractual minimum internal rate of returns, preferred distributions, flip structures and other features expected to generate additional investment returns, as well as contractual protections and preferences over junior equity, in addition to the yield and security offered by our cash flow and collateral debt protections.

Unlike a traditional mezzanine portfolio that may be characterized by deep subordination, minimal or no collateral, long-term maturities, no amortization and limited covenants, our portfolio consists of first and second mortgages and liens, hard asset collateral, two to five year average durations, amortizing positions and strong covenants. Our collateral consists of assets such as receivables, inventory, natural gas reserves, crude oil reserves, coal reserves, pipelines, processing plants, oilfield equipment, rolling stock and other hard assets.

During the quarter ended June 30, 2005, we completed three new investments totaling approximately $17.6 million in Stryker Energy II, LLC ("Stryker"), Whymore Coal Company ("Whymore"), and Miller Petroleum, Inc. ("Miller").

On April 11, 2005, we provided $9.8 million in financing to Stryker. The Stryker financing is comprised of two facilities: $8.3 million in senior secured debt and $1.5 million of preferred equity. Stryker is a gas production company based in Cleveland, Ohio. Stryker focuses on high-grade, low-risk development drilling and production in the Appalachian Basin. Gas from the Appalachian Basin typically sells at a premium to gas produced on the U.S. Gulf Coast because of its geographic proximity to the heating and power generation demand markets in the northeastern United States. Stryker already has drilled and completed more than 47 wells, with a multi-year inventory of development locations which we expect will provide additional collateral and growth in the future.

On April 14, 2005, we provided $4.9 million in financing to Whymore in senior secured debt and preferred equity. Whymore is a coal production company based in London, Kentucky, and a member of Kentucky's Small Operator Assistance Program, which provides benefits to operators with good reclamation histories. Whymore owns more than 1.5 million tons of estimated proven surface coal reserves across 500 acres in the River Gem, DeWitt, Hubbs Creek, and Hooker Branch mining areas of southern Kentucky in Knox and Whitley Counties. Whymore also has rights to mine on an additional 5,000 acres. Much of the reserve base is already permitted. Our investment is secured by equipment and mineral assets and has attached preferred equity participation rights. Whymore is producing coal from two separate coal bodies, the River Gem and DeWitt, and has contractually arranged to sell all of its current coal production for fixed prices through the first two years of production after our initial funding in April.

On May 9, 2005, we provided $3.2 million in senior secured debt financing to Miller. Miller is an oil and gas production company based in Huntsville, Tennessee with 43,000 gross acres under lease in the heart of Tennessee's Appalachian Basin. Since 1967, Miller has built a track record spanning over 35 years in this Basin's oil and gas industry. Miller's production and acreage position consists of the Jellico, Lindsay, Koppers North, Koppers South and Harriman fields. Miller currently has more than 40 producing wells. The Koppers North and Carden Prospect fields are being developed under a drilling and development joint venture with Golden Triangle Energy (GTE), Inc. of Houston, Texas and Norwest Energy NL of Perth, Australia. Miller serves as operator and retains a 20% carried net revenue interest for the first 20 wells and a 25% working interest in the remaining wells drilled by the joint venture. We made this investment together with an investment of $1.0 million by Petro Capital Advisors, LLC ("Petro Capital") of Dallas, Texas. The funding is being utilized to repay existing debt and to fund additional development drilling. We and Petro Capital received warrants in Miller as part of our respective investments.

Gas Solutions continues to generate net cash flow and net operating income. During the six months ended June 30, 2005, Gas Solutions generated unaudited net operating income (revenues less operating expenses) of $5.6 million. Additionally, we expect that Gas Solutions will generate annualized operating cash flow of approximately $10.0 million or more from operating activities, as determined under generally accepted accounting procedures in the United States, during 2005.

Gas Solutions completed construction and started operation of the 22.5 mile Exxon Hawkins NGL Pipeline connecting the Exxon Hawkins gas plant to Gas Solutions on June 6, 2005. Deliveries for the month of June averaged 875 barrels per day and are expected to exceed 1,000 barrels per day by the end of 2005. The Agreement with Exxon Gas & Power Marketing Company ("Exxon") is effective as of June 30, 2004 and has a term of seven years with an annual renewal provision thereafter. Under the agreement, Exxon is to deliver a specified minimum number of barrels of natural gas liquids in the first five years and to pay a transportation, treating and fractionation fee which includes a capital recovery component. After five years or delivery of the specified minimum barrels, the fee decreases to a base transportation, treating and fractionation rate for the remainder of the contract term. It is anticipated that the Agreement with Exxon will generate $728,000 of revenue annually.

Since the end of our first fiscal year, on July 19, 2005, we completed one new long-term investment of $9.25 million of senior secured debt financing to Arctic Acquisition Corp. ("Arctic"), a coiled tubing oilfield services company based in Houston, Texas. We are also entitled to a significant equity ownership position in Arctic as part of the investment.

On August 10, 2005, we provided an additional $625,000 of senior secured debt financing to Whymore for which we also received additional equity in this company.

Today, September 15, 2005, we provided an additional $5.0 million of senior secured debt financing to Stryker.

We expect that these three deals in the aggregate will add approximately $0.07 per share contribution to Interest Income on a quarterly basis, provided all interest payments are made on a timely basis according to the terms of the agreements with these three companies.

Our investment pace is both difficult to estimate and lumpy, with both the number of deals each month and the size of such deals having a wide range of possible outcomes. Preliminary investment terms might be outlined with counterparties in a potential transaction, but such potential transaction might not be consummated for due diligence or other factors, as has been the case from time to time in the past. We continue to target investing $3 million to $10 million on average per month, in line with our historical activity. We are pleased with the quantity and quality of our potential transaction flow, which has continued to build over the year since our initial public offering.

Hurricane Katrina slowed investment activity for us and others but did not directly affect the production of our oil and gas portfolio companies as none of our portfolio companies have offshore production in the waters around Louisiana. Rising commodity prices, in part, based on Hurricane Katrina and in part, based on other macroeconomic supply and demand factors, tend to benefit upstream-related portfolio companies. However, our risk management hedging covenants with our portfolio companies attempt to reduce commodity risk for currently producing assets. In addition, our debt orientation and portfolio diversification with respect to geography, wells, fields, industry sectors and other variables, help to reduce portfolio volatility and manage risk. Our portfolio spans oil production, gas production, coal production, pipelines, processing, and oilfield services, and we expect over time to continue to diversify the portfolio into areas such as power generation, renewables, storage, refining, waste processing, utility services and other sectors.

FUTURE CORPORATE DISCLOSURE

As we move into our second fiscal year, we become an "accelerated filer" as defined in Rule 12b-2 of the Securities Exchange Act of 1934. Accordingly, we expect to announce our earnings and file our 10-Qs within 40 days of the end of each fiscal quarter, and next year's 10-K within 60 days of the end of the fiscal year. The following year, the 10-Q deadlines will be shortened to 35 days.

Because of the short period between today's fiscal year end disclosure and the end of our first fiscal quarter in September, compounded by a movement toward accelerated filing, we will be disclosing earnings again in a short time period, most likely the first week of November.

LEGAL PROCEEDINGS

The one legal proceeding against us which involves potentially material demands relates to Dallas Gas Partners, LP ("DGP"). DGP filed a complaint against us on November 30, 2004, in the United States District Court for the Southern District of Texas in Galveston. The complaint seeks relief not limited to $100 million. We believe that the DGP complaint is frivolous and without merit and continue to defend the matter vigorously. On August 9, 2005, we filed our motion for summary judgment requesting dismissal of the DGP suit in its entirety. Although we recognize the inherent uncertainty of any litigation, we believe that the Court sees substantial merit to our motion and expect a positive ruling. The Court has set a hearing date of October 12, 2005 for our motion. More information on this matter is available from the federal court system's website, Public Access to Court Electronic Records ("PACER") web site located at https://ecf.txsd.uscourts.gov/cgi-bin/login.pl.

The legal costs of defending the DGP law suit and the OSHA matter that was previously disclosed by us, as well as handling other non-recurring legal matters, have been significant over the past fiscal year, particularly during the third and the fourth quarter of the fiscal year ended 2005. We believe that these costs will diminish substantially in coming quarters. We have separately set forth the financial effect of these non-recurring items.

CONFERENCE CALL

The Company will host a conference call Friday, September 16, 2005, at 1:00 pm Eastern Time. The conference call dial-in number will be 1-877-407-8214. A recording of the conference call will be available for approximately 7 days. To hear a replay, call 1-877-660-6853 and use Playback Account # 286 and Playback Conference ID # 166802.

BALANCE SHEETS
(UNAUDITED)                                As of June 30,   As of June 30,
(in thousands)                                  2005            2004
--------------------------------------------------------------------------
Assets
Cash held in segregated account             $   9,587         $      1
Investments, at value including
 accrued interest (cost - $87,524)             87,938
Accrued interest receivable                       206
Prepaid expenses                                   49
Total assets                                $  97,780         $       1

Liabilities

Accrued liabilities                               617
Due to Investment Adviser                          77         $     100
Other current liabilities                          47
Total liabilities                                 741               100

Stockholders' Equity
Common stock, par value $.001 per
 share, 100,000,000 common shares
 authorized, 7,055,100 issued and
 outstanding                                $       7
Paid-in capital in excess of par               96,955                 1
Overdistributed net investment
 income/(loss)                                   (335)             (100)
Net realized loss                                  (2)
Net unrealized appreciation                       414
Total stockholders' equity                     97,039               (99)
Total liabilities and stockholders'
 equity                                     $  97,780         $       1

STATEMENTS OF OPERATIONS           Three months ended  Twelve months ended
(UNAUDITED)                           June 30, 2005       June 30, 2005
(in thousands)
--------------------------------------------------------------------------
Investment Income
Interest income                             $   1,786         $   4,586
Dividend income                                   475             2,675
Other income                                       72                72
Total investment income                         2,333             7,333

Operating Expenses
Investment advisory fee                           491             1,808
Administration costs                              (29)              266
Legal fees                                        177             1,715
Valuation services                                 25                42
Other professional fees                            67               230
Insurance expense                                  88               325
Directors fees                                     73               220
Organizational costs                                0               125
General and administrative expenses               268               191
Total operating expenses                        1,160             4,922

Net investment income                           1,173             2,411

Net realized loss                                   -                (2)
Net unrealized appreciation                         -               414
Net increase in stockholders' equity
 resulting from operations                  $  1,173          $   2,823

Basic net increase in stockholders'
 equity per common share resulting
 from operations                            $   0.16          $    0.40

PER SHARE DATA (UNAUDITED)               For the three     For the twelve
                                         months ended      months ended
                                         June 30, 2005     June 30, 2005
Net asset value, beginning of period        $  13.74          $    (.01)
Proceeds from initial public offering             --              13.95
Costs related to the initial public
 offering                                         --               (.21)
Net investment income                           0.16               0.34
Net unrealized appreciation                       --               0.06
Dividend declared and paid                      (.15)              (.38)

Net asset value at end of period            $  13.75          $   13.75

Supplemental Financial
Information
(UNAUDITED)                        Three months ended  Twelve months ended
(in thousands)                         June 30, 2005      June 30, 2005
--------------------------------------------------------------------------
Total investment income                     $   2,333         $   7,333

Total operating expenses                        1,160             4,922

Net investment income                           1,173             2,411

Add back non-recurring items                      956             2,083

Adjusted net investment income              $   2,129         $   4,494

Net investment income per common share      $    0.16         $    0.40

Adjusted net investment income
 per common share                           $    0.30         $    0.64

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation is a financial services company that lends to and invests in energy-related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Accordingly, we are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, state, and federal rules and regulations. In addition, we have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986 ("Code"). The Code specifies certain quarterly asset diversification and annual source of income requirements. Certain investments in the partnerships, limited liability companies, joint ventures and other "pass through" entities common in the energy industry can create enhanced risks of compliance with the Code. To the extent we remain in compliance with the applicable provisions of the Code, we will not be required to pay corporate-level taxes on any income that we earn. To the extent we do not qualify as elected, corporate-level taxes may be imposed upon our net income.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702